Exhibit 99.2

hopTo Inc. Announces Second Quarter 2015

Highlights and Results

CAMPBELL, Calif.  – (August 6, 2015) – hopTo Inc. (OTCQB: HPTO), developer and provider of the most comprehensive mobile productivity platform, today announced its financial results for the second quarter ended June 30, 2015.

Second Quarter Highlights:

●	Revenue for first half of 2015 of $2.83 million, 3% increase, year over year

●	Grew the number of hopTo Work resellers to 30 including distribution agreements with KitASP Corporation of Japan and Adapt Software Corporation of India

●	Became a verified Citrix Ready Premier Partner

●	Released hopTo Work for iPhone

●	Released GO-Global for Windows 5.0

“We were very focused on our go to market activities during the second quarter. We continue to see momentum build as our hopTo Work pipeline continues to grow. We are also excited with our expanding reseller partnerships and were pleased to have added new distributor agreements for hopTo Work with KitASP Corporation of Japan and with Adapt Software Corporation of India,” said Eldad Eilam, Chief Executive Officer of hopto. “These new agreements brings the total number of hopTo Work resellers and partners to 30.”

“Additionally in the second quarter, our hopTo Work mobile workspace was verified as Citrix Ready. This means that hopTo has established compatibility with the Citrix infrastructure and now participates in the Citrix Ready program as we work to complete a deeper integration with Citrix that will fulfill the requirements of many of our prospective customers.”

“We began the third quarter with participation in a number of conferences and continue to be encouraged by the consistently favorable response that analysts and prospective customers show for hopTo Work,” concluded Mr. Eilam.

Results for the First Six Months Ended June 30, 2015

In the first half of Fiscal Year 2015, the Company recognized $2.83 million in revenue, a year-over-year increase of approximately 3% from $2.75 million in 2014. Nearly all revenue is from the Company’s GO-Global business.

Gross profit for the first six months of 2015 was $2.62 million, compared to $2.50 million for the same period of 2014, a year over year increase of over 5%.

For the first half of 2015, the Company reported an operating loss of $2.28 million for in 2015, an improvement of approximately 30% compared with the $3.26 million loss from the same period last year.

The total operating expense for the first half of 2015 was $4.90 million, which is a year-over-year improvement of nearly one million dollars from $5.76 million that we reported for the same period in 2014.

Second Quarter Ended June 30, 2015

The Company recognized $1.36 million in consolidated revenue in the second quarter of 2015, a decrease of 3.4% in revenue over the second quarter revenues of $1.41 for the same period in 2014.

Gross profit for the second quarter of 2015 was $1.25 million, compared to $1.29 million in the second quarter of 2014, a slight quarter over quarter decrease.

Selling, general and administrative expenses for the second quarter of 2015 were $1.23 million, a reduction of approximately 14%% from the same period in 2014. R&D expenses of $1.1 million were also down approximately 17% from $1.33 million in 2014.

The Company continued to deliver on cost controlling measures and better cash management, with total operating expenses for the second quarter of $2.33 million, compared to $2.75 million for the same period in 2014.

Total operating loss for the second quarter of 2015 was $1.07 million, which is a quarter over quarter improvement of 26% from the $1.46 million operating loss that we reported for the same period in 2014.

hopTo reported a net loss for the quarter ended June 30, 2015 of $890 thousand, or $0.01 per basic and diluted share, compared to $980 thousand or $0.01 per basic and diluted share for the same period in 2014.

As of June 30, 2015 the Company had cash of $1.18 million and accounts receivable of $482 thousand.

In late July, the Company completed a private placement of common stock, without warrants, that provided approximately $2.5 million in net proceeds to the Company.

Conference Call

hopTo will host a conference call at 4:30 p.m. EDT on Thursday, August 6, 2015 to discuss its results for the second quarter ended June 30, 2015. Investors in the U.S. interested in participating in the call should dial 1-877-407-0784 and request the hopTo Second Quarter call or reference passcode 13615030. Those calling from outside the U.S. should dial 1-201-689-8560 and request the hopTo Second Quarter call or reference passcode 13615030. A telephone replay will be available approximately two hours after the call until August 20, 2015 by dialing 1-877-870-5176 from the U.S. or 1-858-384-5517 from international locations, with passcode 13615030.

A simultaneous live webcast will be available on the Investor Relations section of the Company's website at hopto.com and on the Company’s Investor Relations mobile app, powered by IRapp™. The webcast will be archived on the Company’s website for one year.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace platform. The hopTo mobile solution delivers an unparalleled user experience without compromising enterprise security. hopTo brings a new standard of mobile productivity with custom, touch enabled access to existing Windows applications and documents. The company is based in Campbell, CA. For more information on hopTo, please visit: www.hopTo.com, https://www.linkedin.com/company/hopto or download the hopTo IRapp from the hopTo investor page.

About hopTo Work:

hopTo Work, second launched in November 2014, was built upon hopTo's successful consumer application launched in 2013. hopTo Work's mobile workspace was the second app to address the challenges of transporting Windows applications to mobile devices, delivering a rich user interface to take full advantage of the devices native technologies. By delivering existing Windows applications to mobile environments, hopTo Work continues to offer a secure and flexible mobile workspace for transforming and "mobilizing" existing Windows applications and touch enabled editing of Office documents from internal and cloud storage.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, and in other documents we have filed with the SEC.

Investor Contact:
Julie Silber

KCSA Strategic Communications
310-766-9760

jsilber@kcsa.com

hopTo Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(Unaudited)	(Unaudited)
Assets

Cash	$1,179,600	$1,557,100

Accounts receivable, net	481,500	2,211,300

Prepaid expenses	103,400	98,100

Total current assets	1,764,500	3,866,500

Capitalized software, net	300,700	408,700

Property and equipment, net	305,300	362,500

Other assets	139,700	139,700

Total assets	$2,510,200	$4,777,400

Liabilities and stockholders' deficit

Accounts payable and accrued liabilities	$1,124,600	$986,500

Deferred revenue	2,446,000	2,859,300

Deferred rent	51,300	44,500

Capital lease	8,000	7,700

Total current liabilities	3,629,900	3,898,000

Warrants liability	96,400	647,300

Deferred revenue	1,574,800	1,652,600

Deferred rent	130,900	158,200

Capital lease	11,100	15,200

Stockholders' deficit	(2,932,900)	(1,593,900)

Total liabilities and stockholders' deficit	$2,510,200	$4,777,400

Condensed Consolidated Statements of Operations

	Three Months Ended Jun 30,
	2015	2014
	(Unaudited)	(Unaudited)
Revenue	$1,358,800	$1,406,700

Costs of revenue	105,800	113,900

Gross profit	1,253,000	1,292,800
Operating expenses

Selling and marketing	453,600	583,100

General and administrative	771,300	838,200

Research and development	1,101,200	1,329,800

Total operating expenses	2,326,100	2,751,100

Loss from operations	(1,073,100)	(1,458,300)

Other income - change in fair value of warrants liability	184,400	477,500

Other income (expense), net	300	1,400

Loss before provision for income tax	(888,400)	(979,400)

Provision for income tax	1,500	800

Net loss	$(889,900.00)	$(980,200.00)

Basic and diluted loss per share	$(0.01)	$(0.01)
Average weighted common shares outstanding - basic and diluted	113,346,690	111,691,347

Condensed Consolidated Statements of Operations

	Six Months Ended Jun 30,
	2015	2014
	(Unaudited)	(Unaudited)
Revenue	$2,829,900	$2,746,900

Costs of revenue	210,300	248,700

Gross profit	2,619,600	2,498,200
Operating expenses

Selling and marketing	953,700	1,233,600

General and administrative	1,679,100	1,849,800

Research and development	2,266,100	2,677,800

Total operating expenses	4,898,900	5,761,200

Loss from operations	(2,279,300)	(3,263,000)

Other income - change in fair value of warrants liability	129,300	1,611,200

Other income (expense), net	(300)	1,200

Loss before provision for income tax	(2,150,300)	(1,650,600)

Provision for income tax	2,600	2,100

Net loss	$(2,152,900.00)	$(1,652,700.00)

Basic and diluted loss per share	$(0.02)	$(0.01)
Average weighted common shares outstanding - basic and diluted	113,076,622	110,991,245